Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $1.8 million, up $0.4 million, compared to net income of $1.4 million in third quarter of 2016
●	Diluted earnings per share of $0.37, up $0.07, compared to $0.30 in third quarter of 2016
●	Net interest income of $6.8 million, up $0.2 million from third quarter of 2016
●	Interest income yield enhancements decreased $0.3 million in third quarter of 2017 compared to third quarter of 2016
●	Provision for loan losses of ($0.6) million, down $0.7 million from $0.1 million in third quarter of 2016

Year to Date Summary

●	Net income of $4.0 million, down $0.7 million, compared to net income of $4.7 million in first nine months of 2016
●	Diluted earnings per share of $0.83, down $0.16, compared to diluted earnings per share of $0.99 in first nine months of 2016
●	Net interest income of $19.6 million, up $0.1 million from first nine months of 2016
●	Interest income yield enhancements decreased $1.5 million in first nine months of 2017 compared to the first nine months of 2016
●	Provision for loan losses of ($0.6) million, down $0.3 million from ($0.3) million in first nine months of 2016

Net Income Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016
Net income	$1,780	1,414	$4,017	4,666
Diluted earnings per share	0.37	0.30	0.83	0.99
Return on average assets	0.99	0.84%	0.78	0.95%
Return on average equity	8.78	7.55%	6.79	8.60%
Book value per common share	$17.93	16.67	$17.93	16.67

ROCHESTER, MINNESOTA, October 19, 2017 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $717 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.8 million for the third quarter of 2017, an increase of $0.4 million, compared to net income of $1.4 million for the third quarter of 2016. Diluted earnings per share for the third quarter of 2017 was $0.37, an increase of $0.07, compared to diluted earnings per share of $0.30 for the third quarter of 2016. The increase in net income for the third quarter of 2017 is due primarily to a $0.7 million decrease in the provision for loan losses as a result of the continued improvement in the credit quality of the loan portfolio and a $0.2 million increase in net interest income because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. These improvements in net income were partially offset by an increase in income tax expense of $0.2 million as a result of the increase in pre-tax income, a decrease of $0.1 million on the gain on sales of loans as a result of fewer commercial guaranteed loan sales between the periods, and an increase in other non-interest expenses of $0.1 million related primarily to an increase in legal fees between the periods.

President’s Statement

“We are pleased to report the improvement in net income and credit quality in the third quarter of 2017 when compared to the same period of 2016,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increase in net income between the periods is the result of a decreased need for loan loss reserves due to improved credit quality and an increase in our net interest income due to loan growth and changes in the composition of our interest earning assets between the periods. We will continue to focus our efforts on prudently growing our core deposit and loan balances in order to further enhance the financial performance of our core banking operations.”

Third Quarter Results

Net Interest Income

Net interest income was $6.8 million for the third quarter of 2017, an increase of $0.2 million, or 3.1%, from $6.6 million for the third quarter of 2016. Interest income was $7.3 million for the third quarter of 2017, an increase of $0.3 million, or 4.3%, from $7.0 million for the same period in 2016. Interest income increased $0.6 million because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an 8 basis point increase in the average yields earned between the periods. While the average interest-earning assets increased $48.1 million between the periods, the average interest-earning assets held in higher yielding loans increased $52.2 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $4.1 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The increase in interest income as a result of these items was partially offset by a decrease in interest income as a result of recognizing a lower amount of yield enhancements between the periods. Interest income decreased $0.3 million due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans which resulted in a 22 basis point decrease in the average yield between the periods. It is anticipated that the yield enhancements relating to these items will be lower in subsequent periods as the pool of non-accruing and purchased loans continues to decline. The average yield earned on interest-earning assets was 4.21% for the third quarter of 2017, a decrease of 14 basis points from 4.35% for the third quarter of 2016. The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $0.5 million for the third quarter of 2017, an increase of $0.1 million, or 22.0%, from $0.4 million for the third quarter of 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.31% for the third quarter of 2017, an increase of 4 basis points from 0.27% for the third quarter of 2016. The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts that was partially offset by a decrease in the interest paid on other borrowings due to a decrease in the average borrowings outstanding between the periods. While the average non-interest and interest-bearing liabilities increased $40.0 million between the periods, the average amount held in lower rate checking, savings, and money market accounts increased $1.8 million, the average amount held in higher rate premium money market and certificate of deposit accounts increased $42.5 million, and the average amount held in higher rate borrowings decreased $4.3 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2017 was 3.92%, a decrease of 18 basis points, compared to 4.10% for the third quarter of 2016. The decrease in the net interest margin is primarily related to the decrease in yield enhancements recognized between the periods.

A summary of the Company’s net interest margin for the three month periods ended September 30, 2017 and 2016 is as follows:

	For the three-month period ended
	September 30, 2017			September 30, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$77,360	287	1.47%	$79,176	307	1.54%
Loans held for sale	1,916	25	5.18	4,214	47	4.44
Single family loans, net	114,826	1,164	4.02	107,053	1,147	4.26
Commercial loans, net	398,097	4,838	4.82	351,004	4,520	5.12
Consumer loans, net	74,164	903	4.83	74,544	913	4.87
Cash equivalents	16,917	36	0.84	19,267	18	0.37
Federal Home Loan Bank stock	848	2	0.94	770	2	1.03
Total interest-earning assets	$684,128	7,255	4.21	$636,028	6,954	4.35

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	84,154	24	0.11	83,562	10	0.05
Savings accounts	77,073	16	0.08	73,293	16	0.09
Money market accounts	194,660	159	0.32	168,870	92	0.22
Certificates	108,227	214	0.78	101,401	137	0.54
Advances and other borrowings	5,394	80	5.88	9,000	149	6.59
Total interest-bearing liabilities	$469,508			$436,126
Non-interest checking	155,674			148,788
Other non-interest bearing deposits	1,542			1,846
Total interest-bearing liabilities and non-interest bearing deposits	$626,724	493	0.31	$586,760	404	0.27
Net interest income		6,762			6,550
Net interest rate spread			3.90%			4.08%
Net interest margin			3.92%			4.10%

Provision for Loan Losses

The provision for loan losses was ($0.6) million for the third quarter of 2017, a decrease of $0.7 million from the $0.1 million provision for loan losses for the third quarter of 2016. The provision for loan losses decreased primarily because of a decrease in the reserve percentages applied to certain risk rated loan categories as a result of the regular periodic internal analysis of the loan portfolio. Total non-performing assets were $3.7 million at September 30, 2017, a decrease of $0.3 million, or 7.4%, from $4.0 million at June 30, 2017. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets decreased $0.2 million during the third quarter of 2017.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2017 and 2016 is summarized as follows:

(Dollars in thousands)	2017	2016
Balance at June 30,	$10,045	$10,325
Provision	(581)	80
Charge offs:
Single family	(6)	(66)
Commercial real estate	0	(67)
Consumer	(45)	(14)
Commercial business	(300)	(56)
Recoveries	164	104
Balance at September 30,	$9,277	$10,306

Allocated to:
General allowance	$8,139	$9,050
Specific allowance	1,138	1,256
	$9,277	$10,306

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2016.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2017	2017	2016
Non-Performing Loans:
Single family	$800	$1,070	$916
Commercial real estate	1,666	1,672	1,384
Consumer	545	465	630
Commercial business	297	182	343
Total	3,308	3,389	3,273

Foreclosed and Repossessed Assets:
Single family	0	14	0
Commercial real estate	414	602	611
Consumer	1	18	16
Total non-performing assets	$3,723	$4,023	$3,900
Total as a percentage of total assets	0.52%	0.55%	0.57%
Total non-performing loans	$3,308	$3,389	$3,273
Total as a percentage of total loans receivable, net	0.57%	0.57%	0.59%
Allowance for loan losses to non-performing loans	280.45%	296.45%	302.56%

Delinquency Data:
Delinquencies (1)
30+ days	$2,070	$2,512	$917
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.35%	0.42%	0.16%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the third quarter of 2017, a decrease of $0.2 million, or 11.1%, from $2.1 million for the same period of 2016. The decrease in non-interest income is primarily related to the $0.1 million decrease in the gain on sales of loans between the periods due to a decrease in commercial government guaranteed loan sales. Other non-interest income decreased $0.1 million due to a decrease in the income recognized on the sale of uninsured investment products between the periods. Fees and service charges decreased $0.1 million between the periods primarily because of a decrease in overdraft fees. These decreases in non-interest income were partially offset by a slight increase in loan servicing fees earned between the periods.

Non-interest expense was $6.3 million for the third quarter of 2017, an increase of $0.1 million, or 0.9%, from $6.2 million for the same period of 2016. Other non-interest expense increased $0.1 million due primarily to an increase in advertising expenses between the periods as a result of a deposit promotion that was implemented during the third quarter of 2017. Professional services expense increased $0.1 million due to an increase in legal expenses between the periods. Occupancy and equipment expense increased $0.1 million because of increased software and equipment expenses. These increases in non-interest expenses were partially offset by a $0.1 million decrease in compensation expense related to decreased incentives between the periods. Data processing expense decreased $0.1 million between the periods due to a decrease in on-line banking costs. Gains on real estate owned increased $0.1 million due to increased sales compared to the prior period.

Income tax expense was $1.2 million for the third quarter of 2017, an increase of $0.2 million from $1.0 million for the third quarter of 2016. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the third quarter of 2017 when compared to the third quarter of 2016.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2017 was 0.99%, compared to 0.84% for the third quarter of 2016. Return on average equity (annualized) was 8.78% for the third quarter of 2017, compared to 7.55% for the same period of 2016. Book value per common share at September 30, 2017 was $17.93, compared to $16.67 at September 30, 2016.

Nine Month Period Results

Net Income

Net income was $4.0 million for the nine month period ended September 30, 2017, a decrease of $0.7   million, or 13.9%, compared to net income of $4.7 million for the nine month period ended September 30, 2016. Diluted earnings per share for the nine month period ended September 30, 2017 was $0.83, a decrease of $0.16 per share compared to diluted earnings per share of $0.99 for the same period of 2016. The decrease in net income for the nine month period ended September 30, 2017 was due primarily to a $0.3 million decrease in the gain on sales of loans due to the reduced sales of commercial government guaranteed loans between the periods. Non-interest expenses also increased $1.1 million between the periods primarily because of a decrease in the gains on real estate sales due to fewer real estate sales and an increase in compensation expense due primarily to annual salary increases. These decreases to net income were partially offset by a $0.3 million decrease in the provision for loan losses as a result of the continued improvement in the credit quality of the loan portfolio and a $0.1 million increase in net interest income because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. Income tax expense also decreased $0.4 million because of the decrease in pre-tax income between the periods.

Net Interest Income

Net interest income was $19.6 million for the first nine months of 2017, an increase of $0.1 million, or 0.4%, from $19.5 million for the same period of 2016. Interest income was $20.9 million for the nine month period ended September 30, 2017, an increase of $0.3 million, or 1.3%, from $20.6 million for the same nine month period of 2016. Interest income increased $1.8 million because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an 11 basis point increase in the average yields earned between the periods. While the average interest-earning assets increased $42.3 million between the periods, the average interest-earning assets held in higher yielding loans increased $65.3 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $23.0 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The increase in interest income as a result of these items was partially offset by a decrease in interest income as a result of recognizing a lower amount of yield enhancements between the periods. Interest income decreased $1.5 million due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans which resulted in a 33 basis point decrease in the average yield between the periods. It is anticipated that the yield enhancements relating to these items will be lower in subsequent periods as the pool of non-accruing and purchased loans continues to decline. The average yield earned on interest-earning assets was 4.21% for the first nine months of 2017, a decrease of 22 basis points from 4.43% for the first nine months of 2016. The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $1.4 million for the first nine months of 2017, an increase of $0.2 million, or 16.1%, compared to $1.2 million for the first nine months of 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.30% for the first nine months of 2017, an increase of 3 basis points from 0.27% for the first nine months of 2016. The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts that was partially offset by a decrease in the interest paid on other borrowings due to a decrease in the average borrowings outstanding between the periods. While the average non-interest and interest-bearing liabilities increased $33.5 million between the periods, the average amount held in lower rate checking, savings, and money market accounts increased $2.7 million, the average amount held in higher rate premium money market and certificate of deposit accounts increased $33.6 million, and the average amount held in higher rate borrowings decreased $2.8 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2017 was 3.94%, a decrease of 24 basis points, compared to 4.18% for the first nine months of 2016. The decrease in the net interest margin is primarily related to the decrease in yield enhancements recognized between the periods.

A summary of the Company’s net interest margin for the nine month periods ended September 30, 2017 and 2016 is as follows:

	For the nine-month period ended
	September 30, 2017			September 30, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$76,695	850	1.48%	$89,264	1,066	1.60%
Loans held for sale	1,863	69	4.95	3,134	99	4.22
Single family loans, net	113,372	3,411	4.02	101,330	3,200	4.22
Commercial loans, net	384,321	13,885	4.83	332,526	13,630	5.48
Consumer loans, net	73,270	2,626	4.79	70,554	2,566	4.86
Cash equivalents	13,564	64	0.63	24,153	73	0.40
Federal Home Loan Bank stock	892	8	1.20	758	4	0.70
Total interest-earning assets	$663,977	20,913	4.21	$621,719	20,638	4.43

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	87,783	66	0.10	83,955	36	0.06
Savings accounts	77,015	47	0.08	71,336	46	0.09
Money market accounts	175,388	390	0.30	162,523	268	0.22
Certificates	104,362	532	0.68	100,623	377	0.50
Advances and other borrowings	8,469	327	5.16	9,328	446	6.39
Total interest-bearing liabilities	$453,017			427,765
Non-interest checking	154,085			145,727
Other non-interest bearing deposits	1,361			1,510
Total interest-bearing liabilities and non-interest bearing deposits	$608,463	1,362	0.30	$575,002	1,173	0.27
Net interest income		19,551			19,465
Net interest rate spread			3.91%			4.16%
Net interest margin			3.94%			4.18%

Provision for Loan Losses

The provision for loan losses was ($0.6) million for the first nine months of 2017, a decrease of $0.3 million from the ($0.3) million provision for loan losses for the same nine month period of 2016. The provision for loan losses decreased primarily because of a decrease in the reserve percentages applied to certain risk rated loan categories as a result of the regular periodic internal analysis of the loan portfolio. Total non-performing assets were $3.7 million at September 30, 2017, a decrease of $0.2 million, or 4.5%, from $3.9 million at December 31, 2016. Non-performing loans remained the same and foreclosed and repossessed assets decreased $0.2 million during the first nine months of 2017.

A reconciliation of the Company’s allowance for loan losses for the nine month periods ended September 30, 2017 and 2016 is summarized as follows:

(Dollars in thousands)	2017	2016
Balance at January 1,	$9,903	$9,709
Provision	(582)	(271)
Charge offs:
Single family	(6)	(66)
Commercial real estate	0	(67)
Consumer	(263)	(29)
Commercial business	(300)	(100)
Recoveries	525	1,130
Balance at September 30,	$9,277	$10,306

Non-Interest Income and Expense

Non-interest income was $5.7 million for the first nine months of 2017, a decrease of $0.3 million, or 5.1%, from $6.0 million for the same period of 2016. The decrease in non-interest income is related to the $0.3 million decrease in the gain on sales of loans between the periods due to a decrease in commercial government guaranteed loan sales. Fees and service charges decreased slightly between the periods primarily because of a decrease in overdraft fees. Other non-interest income decreased slightly due to a decrease in the income recognized on the sale of uninsured investment products between the periods. These decreases in non-interest income were partially offset by a $0.1 million increase in loan servicing fees earned between the periods.

Non-interest expense was $19.0 million for the first nine months of 2017, an increase of $1.1 million, or 6.2%, from $17.9 million for the same period of 2016. Gains on real estate owned decreased $0.4 million due primarily to a large gain that was realized on a single property that was sold in the first nine month period of 2016. Compensation expense increased $0.3 million due primarily to annual salary increases. Other non-interest expense increased $0.2 million due primarily to an increase in advertising related expenses between the periods. Other professional expenses increased $0.1 million primarily due to increased legal fees. Occupancy and equipment expense increased $0.1 million because of increased software and equipment expenses. These increases in non-interest expenses were partially offset by a $0.1 million decrease in data processing expenses between the periods related to on-line banking costs.

Income tax expense was $2.8 million for the first nine months of 2017, a decrease of $0.3 million, from $3.1 million for the same period in 2016. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax income in the first nine months of 2017 when compared to the first nine months of 2016.

Return on Assets and Equity

            Return on average assets (annualized) for the nine month period ended September 30, 2017 was 0.78%, compared to 0.95% for the same period in 2016. Return on average equity (annualized) was 6.79% for the nine-month period ended September 30, 2017, compared to 8.60% for the same period in 2016.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates three loan origination offices in Minnesota located in Sartell, Owatonna, and Mankato and one loan origination office in Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$30,600	27,561
Securities available for sale:
Mortgage-backed and related securities (amortized cost $5,465 and $993)	5,450	1,005
Other marketable securities (amortized cost $73,655 and $78,846)	72,901	77,472
	78,351	78,477

Loans held for sale	2,594	2,009
Loans receivable, net	583,057	551,171
Accrued interest receivable	2,580	2,626
Real estate, net	414	611
Federal Home Loan Bank stock, at cost	817	770
Mortgage servicing rights, net	1,654	1,604
Premises and equipment, net	8,247	8,223
Goodwill	802	802
Core deposit intangible	379	454
Prepaid expenses and other assets	1,404	1,768
Deferred tax asset, net	5,711	5,947
Total assets	$716,610	682,023

Liabilities and Stockholders’ Equity
Deposits	$628,971	592,811
Other borrowings	0	7,000
Accrued interest payable	112	236
Customer escrows	1,798	1,011
Accrued expenses and other liabilities	5,097	5,046
Total liabilities	635,978	606,104
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued and outstanding shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,536	50,566
Retained earnings, subject to certain restrictions	90,903	86,886
Accumulated other comprehensive loss	(463)	(820)
Unearned employee stock ownership plan shares	(2,078)	(2,223)
Treasury stock, at cost 4,631,124 and 4,639,739 shares	(58,357)	(58,581)
Total stockholders’ equity	80,632	75,919
Total liabilities and stockholders’ equity	$716,610	682,023

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest income:
Loans receivable	$6,930	6,627	19,991	19,495
Securities available for sale:
Mortgage-backed and related	17	12	29	48
Other marketable	270	295	821	1,018
Cash equivalents	36	18	64	73
Other	2	2	8	4
Total interest income	7,255	6,954	20,913	20,638

Interest expense:
Deposits	413	255	1,035	727
Advances and other borrowings	80	149	327	446
Total interest expense	493	404	1,362	1,173
Net interest income	6,762	6,550	19,551	19,465
Provision for loan losses	(581)	80	(582)	(271)
Net interest income after provision for loan losses	7,343	6,470	20,133	19,736

Non-interest income:
Fees and service charges	848	901	2,517	2,553
Loan servicing fees	299	280	906	812
Gain on sales of loans	521	656	1,528	1,848
Other	241	310	744	791
Total non-interest income	1,909	2,147	5,695	6,004

Non-interest expense:
Compensation and benefits	3,642	3,723	11,366	11,016
Gains on real estate owned	(65)	(11)	(72)	(435)
Occupancy and equipment	1,050	998	3,115	2,994
Data processing	243	299	795	853
Professional services	307	252	983	871
Other	1,082	940	2,858	2,626
Total non-interest expense	6,259	6,201	19,045	17,925
Income before income tax expense	2,993	2,416	6,783	7,815
Income tax expense	1,213	1,002	2,766	3,149
Net income	1,780	1,414	4,017	4,666
Other comprehensive income (loss), net of tax	(4)	(51)	357	131
Comprehensive income available to common shareholders	$1,776	1,363	4,374	4,797
Basic earnings per share	$0.42	0.34	0.95	1.12
Diluted earnings per share	$0.37	0.30	0.83	0.99

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
I. OPERATING DATA:
Interest income	$7,255	6,954	20,913	20,638
Interest expense	493	404	1,362	1,173
Net interest income	6,762	6,550	19,551	19,465

II. AVERAGE BALANCES:
Assets (1)	711,585	669,114	691,228	652,906
Loans receivable, net	587,087	532,601	570,962	504,410
Securities available for sale (1)	77,360	79,176	76,695	89,264
Interest-earning assets (1)	684,128	636,029	663,977	621,719
Interest-bearing liabilities	626,724	586,760	608,463	575,002
Equity (1)	80,333	74,509	79,036	72,440

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.99%	0.84%	0.78%	0.95%
Interest rate spread information:
Average during period	3.90	4.08	3.91	4.16
End of period	3.88	4.09	3.88	4.09
Net interest margin	3.92	4.10	3.94	4.18
Ratio of operating expense to average total assets (annualized)	3.49	3.69	3.68	3.67
Return on average equity (annualized)	8.78	7.55	6.79	8.60
Efficiency	72.20	71.30	75.44	70.38

	September 30,	December 31,	September 30,
	2017	2016	2016
IV. ASSET QUALITY:
Total non-performing assets	$3,723	3,900	5,812
Non-performing assets to total assets	0.52%	0.57%	0.85%
Non-performing loans to total loans receivable, net	0.57	0.59	0.92
Allowance for loan losses	$9,277	9,903	10,306
Allowance for loan losses to total assets	1.29%	1.45%	1.50%
Allowance for loan losses to total loans receivable, net	1.59	1.80	1.91
Allowance for loan losses to non-performing loans	280.45	302.56	206.24

V. BOOK VALUE PER SHARE:
Book value per common share	$17.93	16.91	16.67

VI. EMPLOYEE DATA:
Number of full time equivalent employees	194	200	199

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2017	Dec 31, 2016	Sept 30, 2016
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.25%	11.13%	10.91%
Average stockholders’ equity to average assets (1)	11.43	11.07	11.10
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.12	108.36	108.12
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.62	13.42	12.59
Tier 1 capital leverage ratio	10.76	11.55	11.00
Tier 1 capital ratio	12.62	13.42	12.59
Risk-based capital	13.87	14.68	13.85

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.